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                                                                    EXHIBIT 99.1




Contacts:      L. David Tomei, Chairman and CEO
               Leah Wong, Corporate Communications
               LXR Biotechnology Inc.
               510.412.9100

                           LXR BIOTECHNOLOGY ANNOUNCES
                       FINAL CLOSING OF PRIVATE PLACEMENT

Richmond, Calif. -- January 7, 1998 -- LXR Biotechnology Inc. (AMEX:LXR) announced today the completion of a $10 million private placement at $1.75 per share to a group of investors led by Grace Brothers, Ltd. of Evanston, Illinois. In the final closings on December 31, 1997 and January 6, 1998, the company sold an additional 1,278,572 shares of its common stock for gross proceeds of approximately $2.24 million. The total net proceeds of the offering are estimated to be approximately $9.38 million and are to be used for research and development and general working capital.

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement to cover resales by the purchasers.

"We are very pleased to complete this private placement," said L. David Tomei, chairman and chief executive officer of LXR. He added, "These funds come at a critical juncture for our company as we prepare for pivotal clinical trials of HK-Cardiosol for heart transplant and prepare the filing of an IND for CP-Cardiosol for cardiopulmonary bypass. We particularly appreciate the immense vote of confidence from Grace Brothers."

LXR Biotechnology Inc., based in Richmond, Calif., is a biopharmaceutical company engaged in the research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or programmed cell death. The Company, which employs approximately 66 people, was founded in 1992, and completed its initial public offering in May 1994. Further information on LXR may be obtained from the Company's SEC filings or by contacting the Company directly.

Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to the risks and uncertainties related to LXR's early stage of development, results of research and development efforts, results of future clinical trials, future capital needs and the uncertainty of additional funding and government regulations or approval of clinical trials, which are detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission. LXR does not undertake to revise or update any forward looking statements to reflect events or circumstances that may arise after the date hereof.